Exhibit 10 (l)(l)

Second Amendment to the Restricted Stock Plan for Outside Directors

The Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the "Plan"), is amended effective October 1, 2016, to change the first sentence of Section 3 of the Plan so that it reads as follows:

Unless a Participant owns at least 10,000 shares of Company Stock, on the first day of each month during each Plan Year, forty percent (40%) of a Participant’s Compensation for the month shall be paid in shares of Restricted Stock of the Company.

This Amendment was adopted by the Board of Directors on July 25, 2016.

/s/ Paul W. Nester_____________
Paul W. Nester
Secretary